Exhibit 99.1

FOR IMMEDIATE RELEASE

June 16, 2015

Gannett Names Cam McClelland Controller

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced Cam McClelland has been named vice president and controller. McClelland has been Gannett’s acting controller since late 2014. He joined the company in 2007 as director of consolidation and subsequently served as assistant controller from 2011 to 2014.

“We are delighted to name Cam controller today. His work as acting controller has been instrumental to the financial success of Gannett especially throughout the separation process. This promotion is well-earned and Cam will be a huge asset as the principal accounting officer for TEGNA after the upcoming Publishing spin-off,” said Victoria Harker, chief financial officer, Gannett.

Prior to joining Gannett, Cam spent three years at Lafarge North America, Inc., a Fortune 500 construction materials company, as vice president of financial reporting and compliance. He oversaw Lafarge’s SEC reporting function as well as the corporate and consolidation accounting operations. McClelland also spent 10 years with US Airways Group in a variety of roles, including managing director of corporate accounting. He began his career over 20 years ago in public accounting as an auditor.

Cam earned a Bachelor of Science in Accounting from the University of Florida and a Master of Science in Accounting from the University of Virginia. Cam is a CPA, licensed in Virginia, and a member of the American Institute of Certified Public Accountants. Cam lives with his wife and their two children in Oak Hill, Virginia.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 115 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For media inquiries, contact:	For investor inquiries, contact:
Jeremy Gaines	Jeffrey Heinz
Vice President, Corporate Communications	Vice President, Investor Relations
703-854-6049	703-854-6917
jmgaines@gannett.com	jheinz@gannett.com